EXHIBIT 10.12

AGREEMENT

This Agreement is dated for reference purposes the 24th day of August, 2012, and is entered into by and among H.D.D. LLC, a California limited liability company ("HDD") and West Coast Paper Company, dba WCP Solutions, a Washington corporation ("WCP").

RECITALS

A.           HDD produces wines either directly or through affiliated entities. For purposes of this Agreement, HDD shall be deemed to include all of HDD's affiliated entities.

B.           WCP manufactures and sells paper, packaging and related materials either directly or through its affiliated entities. For purposes of this Agreement, WCP shall be deemed to include all of WCP's affiliated entities.

C.           HDD and WCP jointly developed and jointly invented a product now known as a "Wine Wrap", a photograph of which is attached hereto as Exhibit A and incorporated herein by this reference.

D.           HDD desires to: (i) own all intellectual property related to the Wine Wrap and to apply for one or more patents and one or more trademarks and associated trade dress registrations to strengthen its rights in the Wine Wrap; and (ii) market and sell its wines packaged in the Wine Wrap as well as offer others the opportunity to sell their wines or other beverage products packaged in the Wine Wrap pursuant to a license.

E.           WCP is willing to transfer all of its intellectual property rights in the Wine Wrap to HDD provided that WCP has certain exclusive manufacturing rights with respect to the Wine Wrap as further described in this Agreement.

Now, therefore, in consideration of the mutual terms, conditions and covenants set forth herein, the parties agree as follows:

1. RECITALS CONTRACTUAL. The above recitals shall be deemed contractual and part of this agreement.

2. INTELLECTUAL PROPERTY RIGHTS. WCP agrees to, and hereby does, assign to HDD 100% of its right, title and interest in any and all intellectual property rights associated with the Wine Wrap invention worldwide to HDD, including but not limited to any patents, copyrights, trademarks and/or trade dress, including all associated goodwill, existing now or in the future, relating to the Wine Wrap invention, for the entire term(s) of any such intellectual property rights, including reissues or extensions that may issue from foreign applications, divisions, continuations in whole or part or substitute applications filed claiming the benefit of the intellectual property. The right, title and interest conveyed in this Assignment is to be held and enjoyed by HDD and HDD's successors as fully and exclusively as it would have been held and enjoyed by WCP had this assignment not been made.

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At HDD's reasonable expense, WCP further agrees to: (a) cooperate with HDD in the protection of the intellectual property rights and prosecution and protection of foreign counterparts; (b) execute, verify, acknowledge and deliver all such further papers, including patent applications and instruments of transfer; and (c) perform such other acts as HDD lawfully may request to obtain or maintain the patent, trademark, copyright and/or trade dress and any and all applications and registrations for the invention in any and all countries. This assignment includes all intellectual property that WCP possesses in and to the Wine Wrap including, without limitation, its drawings, designs, specifications, developments, prototypes, and all other information in any form of media concerning the Wine Wrap jointly developed by WCP.  HDD will exercise reasonable due diligence to file one or more patent applications and one or more trademark applications to further protect its intellectual property rights in the Wine Wrap, all at the expense of HDD.  WCP shall reasonably cooperate with HDD at HDD's expense in executing such forms of assignment, affidavits or other documents as may be reasonably helpful to HDD in filing for patent and/or trademark registrations for the Wine Wrap. If, during the term of this Agreement, the Wine Wrap is modified or substantially altered, then: (i) such modifications or alterations shall be deemed the intellectual property of HDD; (ii) HDD may in its sole discretion, and at its expense, file, if reasonably necessary, with the appropriate governmental agencies, applications to protect the intellectual property of the Wine Wrap as so modified or altered, at HDD's expense; (iii) WCP shall cooperate reasonably with HDD at HDD's expense in executing such forms of assignment, affidavits or other documents reasonably necessary to support such applications; and (iv) any such modified or altered Wine Wraps shall be deemed within the scope of this Agreement.

3. MANUFACTURING AND SUPPLY RIGHTS. For a period of not less than three (3) years, HDD shall grant to WCP the exclusive right to manufacture and supply HDD with all Wine Wraps which are used by HDD, or any third parties licensed by HDD, in the packaging, marketing and/or sale of wine or other beverage products. During the term of this Agreement and extension or renewal thereof, HDD shall not contract with any person, firm or entity to manufacture the Wine Wrap, or to modify or alter the same, other than WCP, except only that HDD may subcontract out artwork to be printed or integrated into the Wine Wrap by WCP. The exclusive rights granted under this Section are worldwide.

4. TERM.  Subject to the provisions of this Section, the term of this Agreement shall be not less than three (3) years from the date the Wine Wrap goes into mass or bulk production (the "Commencement Date"), which date is noted on Exhibit B (the "Initial Term"). Notwithstanding the foregoing, however, at least forty-five (45) days prior to the expiration of eighteen (18) months from the Commencement Date, HDD and WCP shall negotiate in good faith to attempt to agree on the terms and conditions applicable to an extension of the Initial Term of this Agreement for a two (2) year period beyond the Initial Term amending the term of this Agreement from three (3) years to five (5) years (the "Subsequent Term").  In any event, at the end of the Initial Term or Subsequent Term, this Agreement shall continue to extend for an indefinite number of one year terms (the "Extension Terms") provided that one party has not given written notice to the other party at least ninety (90) days prior to the end of the Initial Term, Subsequent Term or Extension Term, of intent not to renew or extend.  Any Subsequent Term or Extension Terms shall be considered part of the term of this Agreement for all purposes (the Initial Term, Subsequent Term and Extension Terms being referred to collectively as "The Agreement Term").

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5. BUSINESS TERMS.  During The Agreement Term, WCP shall supply all of HDD's needs of the Wine Wrap.  Ordering, shipment, delivery, payment and all other similar processes and procedures which are part and parcel of a manufacturing agreement shall be conducted in accordance with commercially reasonable industry standards.

6. PRICE. As of the Commencement Date, the prices for the various Wine Wraps shall be as set forth in Exhibit B attached hereto and incorporated herein by this reference. As new Wine Wraps are designed or developed, the parties shall agree upon the initial price of the same, which shall be determined in a manner consistent with the determination of the prices on Exhibit B, and such additional Wine Wraps and relevant prices shall be added to Exhibit B as amendments to the same. WCP may increase the prices of the Wine Wraps from time to time consistent with published mill price increases.

7. INDEMNITY.

7.1.           HDD shall defend, indemnify and hold WCP, its members, officers, directors, shareholders, agents, employees and representatives (the "WCP Indemnified Parties") harmless from any and all damages, claims, actions, suits, proceedings, liabilities, obligations, arbitrations, including, without limitation, reasonable attorneys fees and expenses of litigation or any legal proceeding (collectively "Losses") arising out of or related to HDD's creation, development, production, sales and marketing of wine including the bottle containing the same, or arising out of any infringement claims related to the Wine Wrap. The indemnification provisions set forth in this Subsection shall not extend to any claims, actions, suits or proceedings or Losses arising out of or related to the Wine Wraps manufactured by WCP, as all obligations and liabilities associated with defending the  manufacturing with respect to the Wine Wraps and defending, indemnifying and holding the HDD Indemnified Parties harmless from any Losses arising out of or relating to manufacturing claims related to one or more Wine Wraps, shall be the sole and exclusive liability of WCP, and be the subject of indemnity under Section 7.2 herein.

7.2.           WCP shall defend, indemnify and hold HDD, its members, officers, directors, shareholders, agents, employees and representatives (the "HDD Indemnified Parties") harmless from any and all damages, claims, actions, suits, proceedings, liabilities, obligations, arbitrations, including, without limitation, reasonable attorneys fees and expenses of litigation or any legal proceeding (collectively "Losses") arising out of or related to the Wine Wraps manufactured by WCP except as provided in this Section. The indemnification provisions set forth in this Subsection shall not extend to any claims, actions, suits or proceedings or Losses arising out of or related to the assertion that one or more Wine Wraps infringe upon the rights of third parties, as all obligations and liabilities associated with defending intellectual property rights with respect to the Wine Wraps and defending, indemnifying and holding the WCP Indemnified Parties harmless from any Losses arising out of or relating to claims that one or more Wine Wraps infringe the rights of any third party, shall be the sole and exclusive liability of HDD, and be the subject of indemnity under Section 7.1 herein.

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8. COMPLIANCE WITH LAWS. Each of the parties, in their performance under this Agreement, shall comply with all applicable laws, rules and regulations which apply to their particular performance.

9. CONFIDENTIAL INFORMATION.

9.1.           A party which has disclosed Confidential Information to the other party either before or after the Commencement Date is sometimes referred to herein as the "Disclosing Party". A party which has received Confidential Information before or after the Commencement Date is sometimes referred to herein as the "Receiving Party".

9.2.           Confidential Information shall include, but not be limited to:

9.2.1.           the conceptualization, design, development, and manufacturing of the Wine Wrap;

9.2.2.           all information pertaining to the respective businesses of WCP or HDD, their finances and operations which has been or is provided orally or in writing by the Disclosing Party to the Receiving Party, all of which information the Parties regard as highly confidential provided it is not generally and publically known;

9.2.3.           information transmitted, displayed or evidenced in any form or manner, whether in writing or orally, or through electronic, digital, audio or video media, prototype, drawings,  specifications,  engineering,  software  assisted  presentations, specifications or in any other form of media.

9.3.           Non-Protected Information. The parties agree that their mutual covenant not to disclose Confidential Information shall not apply to any information or data or other materials imparted to the extent that any of the following conditions exist or come into existence:

9.3.1           Information, which at the time access is gained, is already in the recipient's possession or available to it or its employees from any other source having no obligation to the party which is the source of said information, however, this exception does not apply to information which the parties have provided or do provide to each other before or after the Commencement Date;

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9.3.2           Such information which is, or any time hereafter becomes, available to the public;

9.3.3           Such information which, after access is gained to the disclosure, is at any time obtained by the recipient from any other person, firm or company having no obligation to or relationship with the source of said information.

9.4.           Limitations on Use and Disclosure of Confidential Information.  The parties acknowledge that disclosure or use of Confidential Information or any portion thereof except as expressly authorized herein would cause the Disclosing Party significant and irrevocable damage. Except for such use and/or disclosure of the Confidential Information which is reasonably necessary to facilitate a party's performance of its respective obligations under this Agreement, neither party shall use or disclose Confidential Information of the other. The Parties agree to exercise the highest standard of care with respect to safeguarding the Confidential Information and preventing its unauthorized disclosure or use. The Parties agree that damages would be an inadequate remedy for any harm caused to a Party by the breach of this Agreement by the other Party and that the harmed Party shall be entitled to equitable relief, including injunctive relief in addition to damages resulting from the other party's breach of this Agreement.

10. DEFAULT AND TERMINATION.

10.1.           Events of Default. Any one or more of the following shall constitute an event of default ("Event of Default") under this Agreement:

10.1.1.             If either party fails to perform its material obligations under this Agreement, including failure to pay by HDD to WCP and failure of WCP to perform for HDD in a commercially reasonable manner, and if such failure shall continue for more than thirty (30) days after written notice has been given by the non-breaching party to the breaching party specifying such failure.

10.1.2.             A party becomes the subject of insolvency or bankruptcy proceedings, ceases doing business, makes a general assignment of its assets for the benefit of creditors, dissolves, or has a trustee appointed for all or a substantial portion of such party's assets.

10.2.           Termination.  Upon the occurrence of an Event of Default, the non-breaching party may elect to terminate or may not elect to terminate this Agreement, upon written notice of breach and failure of the breaching party to perform or cure its breach within thirty (30) days of written notice thereof by the non-breaching party. If the non-breaching party is HDD, and it elects to terminate this Agreement, then WCP shall have no claim of right to, or right of use of, the Wine Wrap going forward. If the non-breaching party is WCP, and it elects to terminate this Agreement, then HDD shall be deemed to have granted to WCP a royalty free license to use the Wine Wrap and related intellectual property rights for the longer of (i) the remainder of The Agreement Term at the time WCP terminates the agreement; or (ii) that period of time until HDD has paid WCP in full all sums due and owing or a court had determined that HDD no longer owes any sums to WCP. Such royalty free license may be sublicensed by WCP provided that WCP is the exclusive manufacturer of the Wine Wrap for such sublicensee, provided, however, that in order for such license to remain valid during the remainder of The Agreement Term, the quality of the Wine Wrap produced by WCP under such license must be equal to or better than the quality of the Wine Wrap produced by WCP at the time WCP terminates the Agreement.

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10.3.           Remedies. Upon the occurrence of an Event of Default, the non-breaching party may assert any and all rights and avail itself of any and all remedies which apply in the event of breach of contract under Washington or California law, including, without limitation, specific performance, and the non-breaching party shall not be required to elect among its remedies except as required by applicable law.

10.4.           Survival of Rights and Obligations.  Termination of this Agreement shall not prejudice any rights of either party hereto against the other which may have accrued up to the date of termination.  In addition, all covenants regarding indemnification, governing laws, attorneys fees, confidentiality, termination, rights upon breach and other provisions of this Agreement relative to the enforcement hereof, shall survive the termination of this Agreement.

11. MISCELLANEOUS.

11.1.           Assignment. Except as set forth herein, during The Agreement Term neither party shall have the right to assign, sublicense, subcontract, or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party.  The terms of this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors, permitted assignees, sublicensees, and subcontractors.

11.2.           Modification/Waiver. No modification or waiver of any of the terms of this Agreement shall be valid unless in writing and executed with the same formality as this Agreement. No waiver by either party of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

11.3.           Severability. If any provision of this Agreement is declared void or otherwise unenforceable, such provision shall be deemed to have been severed from this Agreement, which shall otherwise remain in full force and effect.  In the event any provision of this Agreement shall not be enforceable as unreasonable or for any other reason, then said provision shall be enforced to the fullest extent permitted by law.

11.4.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.   This Agreement may be executed with signatures transmitted among the parties by facsimile or by signature on a PDF version transmitted by electronic mail, and no party shall deny the validity of a signature or this Agreement signed and transmitted by facsimile or electronic mail on the basis that a signed document is represented by a facsimile, copy or PDF and not an original.

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11.5.           Mutual Negotiation in Drafting. The parties acknowledge each party and its counsel have materially participated in the drafting of this Agreement. Consequently, the rule of contract interpretation, that ambiguities, if any, in a writing be construed against the drafter, shall not apply.

11.6.           Headings. Headings and subheadings in this Agreement are not intended to and do not have any substantive content whatsoever.

11.7.           Attorneys Fees. In the event the services of an attorney at law are necessary to enforce any of the terms of this Agreement or to resolve any dispute arising under this Agreement, the prevailing party shall be entitled to recover its attorneys fees from the losing party as set by the appropriate trial, appellate or bankruptcy court, or on a petition for review. The appropriate court shall have the right to determine the prevailing party based upon the totality of the results in the particular proceeding.

11.8.           Force Majeure. Neither party shall be liable for any delay or default in performing its obligations if such default or delay is caused by any event beyond the reasonable control of such party, including, but not limited to, acts of nature, terrorism, war, or insurrection, civil commotion, damage or destruction of production facilities or materials by earthquake, fire, storm or flood, labor disturbances or strikes, epidemic, materials shortages, equipment malfunction, unavailability of raw materials, or other similar event.

11.9.           Notices. All notices, requests and other communications hereunder ("Notices") shall be in writing and shall be deemed to have been duly given if directed to the applicable party(ies) at his/its respective addresses set forth below, which Notice shall be effective at the time indicated if given in the following manner:

11.9.1.             When delivered, if personally delivered by hand;

11.9.2.             72 hours after mailing if mailed postage prepaid, by registered or certified mail, return receipt requested, with an additional copy mailed to the addressee by regular mail; or

11.9.3.             At 5:00 p.m. (in the applicable time zone) on the day after the Notice is mailed to the addressee by a nationally recognized overnight mail/courier service which guarantees next day delivery and provides tracking services with respect to such delivery.

The addresses for all Notice purposes under this Agreement shall be as follows:

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To WCP:	6703 S. 234th Street
Kent, Washington 98032
Attention: Teresa Russell, President

2330 SW 1st Street
Redmond, Oregon 97756
Attention: Thomas E. Groves, CEO

To HDD:	4035 Westside Road
Healdsburg, California 95448
Attention: Phil Hurst, CEO/Managing Partner

However, if any party shall have designated in the manner provided above a different address by Notice to the others, then Notice shall be to the most recent address so designated.

West Coast Paper Company dba WCP Solutions		H.D.D. LLC

By:	/s/ Thomas E. Groves	By:	/s/ Phil Hurst
Its:	CEO	Its:	CEO
Date:	9/12/2012	Date:	9/12/12

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Exhibit A

EXHIBIT B

Wine wrap price list.

See Attached Pricing:

Quote #                  201209071348
201209071352
201209071424

Commencement Date:                           8/24/12

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Price Quote

Quote # 201209071348	Description HDD Wine Wrap - Print 4 CP
TERESA MENGALI HDD, LLC 4035 WESTSIDE RD. BLDG 3 HEALDSBURG, CA 95448 (707) 431-4400	MIKE GROVES WCP Solutions 4041 EASTSIDE ROAD REDDING, CA 96001 (530) 591-3221

Item#	Description	Price	Prc UOM	Min Qty
HDD Wine Wraps
Pricing reflects using 23x29 custom sheet and timeframe associated
Pricing includes all shipping & handling to Windsor, CA
Print 4 CP – Qty: 250,00 – $0.253/ea
Print 4 CP – Qty: 500,000 – $0.243/ea
Print 4 CP – Qty: 750,000 – $0.232/ea
Print 4 CP – Oty: 1,000,000 – $0.223/ea
Print 4 CP – Qty: 1,500,000 – $0.207/ea

Quoted prices are effective for 30 days as of 09/07/2012

www.wcpsolutions.com

Price Quote

Quote # 201209071352	Description HDD Wine Wrap - Print 4 CP + 1
TERESA MENGALI HDD, LLC 4035 WESTSIDE RD. BLDG 3 HEALDSBURG, CA 95448 (707) 431-4400	MIKE GROVES WCP Solutions 4041 EASTSIDE ROAD REDDING, CA 96001 (530) 226-1455

Item#	Description	Price	Prc UOM	Min Qty
HDD Wine Wraps
Pricing reflects using 23x29 custom sheet and timeframe associated
Pricing includes all shipping & handling to Windsor, CA
Print 4 CP + 1 PMS – Qty: 250,000 – $0.255/ea
Print 4 CP + 1 PMS– Qty: 500,000 – $0.245/ea
Print 4 CP + 1 PMS – Qty: 750,000 – $0.234/ea
Print 4 CP + 1 PMS – Oty: 1,000,000 – $0.225/ea
Print 4 CP + 1 PMS – Qty: 1,500,000 – $0.209/ea

Quoted prices are effective for 30 days as of 09/07/2012

www.wcpsolutions.com

Price Quote

Quote # 201209071424	Description HDD Wine Wrap - Print 4 CP + 2
TERESA MENGALI HDD, LLC 4035 WESTSIDE RD. BLDG 3 HEALDSBURG, CA 95448 (707) 431-4400	MIKE GROVES WCP Solutions 4041 EASTSIDE ROAD REDDING, CA 96001 (530) 226-1455

Item#	Description	Price	Prc UOM	Min Qty
HDD Wine Wraps
Pricing reflects using 23x29 custom sheet and timeframe associated
Pricing includes all shipping & handling to Windsor, CA
Print 4 CP + 2 PMS – Qty: 250,00 – $0.257/ea
Print 4 CP + 2 PMS– Qty: 500,000 – $0.246/ea
Print 4 CP + 2 PMS – Qty: 750,000 – $0.236/ea
Print 4 CP + 2 PMS – Oty: 1,000,000 – $0.227/ea
Print 4 CP + 2 PMS – Qty: 1,500,000 – $0.211/ea

Quoted prices are effective for 30 days as of 09/07/2012

www.wcpsolutions.com